Exhibit 99.03

Pazoo Radio Episode 6 Featuring Big Brother 14 Contestant Jo Jo Spatafora

Whippany, N.J., December 4, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce its sixth Pazoo Radio episode is now available for download at www.pazoo.com by clicking on the Pazoo Radio tab on the upper right hand side of the home page. It is entitled Pazoo Radio Episode 6: Healthy Investing; A Healthy Dose Of Truth With Reality Star JoJo Spatafora.

On this Episode, Pazoo CEO David Cunic and co-host Chris Curran of Fractal Recording welcome reality TV personality, JoJo Spatafora, who lives up to her motto: “My truth and nothing but the truth!” JoJo, who was a HouseGuest on CBS’s Big Brother 14, reveals some behind-the-scenes truths about her experiences on the hit show as they relate to health, wellness, fitness and her current life.

JoJo’s bubbly personality is a great fit for the upbeat atmosphere at Pazoo Inc, following the recent licensing of its medical marijuana testing lab partner, MA & Associates, in the state of Nevada. Find out more about David’s trip to Las Vegas with the Pazoo Team for the 3rd Annual Marijuana Business Conference & Expo and for Pazoo’s first ever Pazoo Fest which was wildly successful. Enjoy the podcast and get in the action at www.pazoo.com and through investor@pazoo.com.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: December 4, 2014